Exhibit 99.1

WAUSAU PAPER ANNOUNCES

IMPROVED SECOND-QUARTER EARNINGS,

RECORD SALES AND SHIPMENTS

MOSINEE, WI – July 24 – (Business Wire) – Wausau Paper (NYSE:WPP) today reported net earnings for the second quarter of $4.8 million or $0.09 per share, compared with $3.7 million, or $0.07 per share, the year before.  Net sales increased 7 percent to $317.2 million while shipments increased 3 percent to 238,000 tons, both records for any quarter.

Second-quarter results included an after-tax gain of $1.8 million, or $0.04 per share, from the sale of timberlands and stock incentive credits of less than $0.1 million, or less than $0.01 per share.  Prior-year second-quarter results included after-tax timberland sales gains of $0.8 million, or $0.02 per share, and stock incentive credits of $0.4 million, or $0.01 per share.

Commenting on the positive year-over-year second-quarter comparison, Thomas J. Howatt, president and CEO, stated, “Each of our three business segments achieved year-over-year sales improvement, reflecting market share gains, selling price increases, and product mix enhancements.  Combined with operational improvement and cost containment, sales and volume gains allowed us to offset fiber price increases of $12 million as compared to last year,” continued Mr. Howatt.  “Our progress can be attributed to a continued focus on our strategic initiatives – niche markets, product development, customer service, and operational excellence.  On a year-to-date basis, approximately 28 percent of revenues came from products developed in the last three years, exceeding our corporate target of 25 percent, and productivity increased approximately 3 percent, further building upon the improvement achieved in recent years.”

For the first half of 2007, Wausau Paper reported net earnings of $19.7 million, or $0.39 per share, compared with net earnings of $3.2 million, or $0.06 per share, during the comparable period last year.  Results for the current year included after-tax timberland sales gains of $2.2 million, or $0.04 per share; one-time state tax benefits of $11.6 million, or $0.23 per share, related to the January 1, 2007, restructuring of the company’s subsidiaries; and stock incentive credits of less than $0.1 million or less than $0.01 per share.  Year-ago six-month results included after-tax timberland sales gains of $1.8 million, or $0.03 per share, and stock incentive charges of $0.8 million, or $0.02 per share.  Net sales increased 6 percent to $616.6 million while shipments increased 2 percent to 464,000 tons.

Specialty Products reported second-quarter operating profits of $2.2 million compared with profits of $1.6 million last year.  Net sales and shipments increased 13 percent and 6 percent, respectively.  “Selling price increases and mix enhancement more than offset higher input costs, most notably market pulp, resulting in strengthened profitability,” Mr. Howatt said.  “While market conditions have improved somewhat in certain specialty paper markets, our focus remains on driving long-term profitability by increasing operational efficiencies, maximizing mix upgrade opportunities, and maintaining the pace of new product introductions.”

Printing & Writing reported second-quarter operating losses of $2.3 million compared with losses of $3.4 million last year.  Net sales increased 2 percent while shipments improved less than 1 percent.  “Second-quarter shipments reached record levels despite a significant decline in industry-wide demand for uncoated freesheet papers,” Mr. Howatt noted.  “Market conditions remained highly competitive as capacity reductions within this industry sector have been insufficient to generate the pricing leverage and meet the product mix expectations necessary for us to fully offset rising fiber costs.  As a result, the pace of improvement in the financial performance of our Printing & Writing business has been slower than expected.  Our focus remains on driving long-term profitability by minimizing our exposure to highly competitive commoditized segments of the uncoated freesheet market.  We will continue to pursue niche-oriented opportunities such as consumer products where shipments increased 6 percent through the first half of this year.”

Towel & Tissue’s second-quarter operating profits of $11.3 million were essentially flat with the record $11.4 million reported last year.  Shipments were in line with the prior-year results and reflect an 8 percent sequential increase over first-quarter 2007 levels.  Net sales increased 5 percent on a year-over-year basis.  “Selling price gains and mix enhancement allowed us to offset wastepaper and purchased parent roll price increases of approximately $3 million and maintain profitability at record second-quarter levels, Mr. Howatt said.  “Through the first six months of the year our shipments increased 3 percent, essentially doubling the growth rate reported for the ‘away-from-home’ market.  Importantly, our volume gains continue to come from innovative value-added products, such as our Green Seal® certified products and our recently introduced new products targeting the premium office buildings market.”

Mr. Howatt also noted that the company sold approximately 1,400 acres of timberlands in the second quarter.  “Since announcing our plans in 2005 to sell 42,000 acres of non-strategic timberlands, we have sold 17,000 acres for an after-tax gain of more than $14 million,” Mr. Howatt stated.  “We expect to sell the 25,000 acres remaining in our program within the next three years.”  Also during the second quarter the company repurchased 128,000 shares of common stock, and has approximately 1.4 million shares remaining under a previous board authorization.

Commenting on the third-quarter outlook, Mr. Howatt said, “Our performance in Towel & Tissue remains strong and momentum is building in our Specialty Products business.  The outlook for Printing & Writing is less clear with uncoated freesheet markets remaining highly competitive and pricing leverage limited.  On a corporate-wide basis, our efforts to contain costs, improve operational efficiencies, and enhance sales are expected to offset rising fiber prices and drive operating earnings improvement compared with year-ago levels.  As a result, we expect third-quarter earnings in the range of $0.11 and $0.13 per share, including timberland sales gains of approximately $0.02 per share.”  Third-quarter 2006 results were $0.14 per share and included $0.08 per share in timberland sales gains.

Wausau Paper’s second-quarter conference call is scheduled for 11:00 a.m. Eastern Daylight Time on Wednesday, July 25, and can be accessed through the company’s Web site at http://www.wausaupaper.com under “Investor Information.”  A replay of the webcast will be available at the same site through August 1.

About Wausau Paper:

Wausau Paper, with record revenues of $1.2 billion in fiscal 2006, produces and markets fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products.  To learn more about Wausau Paper visit:  http://www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2006.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Wausau Paper

Interim Report – Quarter Ended June 30, 2007

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months		Six Months
of Operations (unaudited)	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Net sales	$ 317,235	$ 297,286	$ 616,628	$ 580,949
Cost of sales	285,230	268,788	556,537	528,845
Gross profit	32,005	28,498	60,091	52,104
Selling & administrative expenses	21,378	19,735	42,180	40,711
Restructuring	–	77	–	209
Operating profit	10,627	8,686	17,911	11,184
Interest expense	(2,850)	(2,879)	(5,657)	(5,592)
Other income, net	126	47	332	89
Earnings before income taxes and
cumulative effect of a change in accounting principle	7,903	5,854	12,586	5,681
Provision (credit) for income taxes	3,150	2,166	(7,132)	2,102
Earnings before cumulative effect
of a change in accounting principle	4,753	3,688	19,718	3,579
Cumulative effect of a change in accounting
principle (net of income taxes)	–	–	–	(427)
Net earnings	$ 4,753	$ 3,688	$ 19,718	$ 3,152

Earnings per share before cumulative effect
of a change in accounting principle (basic and diluted)	$ 0.09	$ 0.07	$ 0.39	$ 0.07
Cumulative effect of a change in accounting
principle (net of income taxes), per share	–	–	–	(0.01)
Net earnings per share (basic and diluted)	$ 0.09	$ 0.07	$ 0.39	$ 0.06
Weighted average shares outstanding–basic	50,675	51,041	50,710	51,041
Weighted average shares outstanding–diluted	51,034	51,358	51,067	51,342

Condensed Consolidated Balance Sheets (Note 1)	June 30,	December 31,
	2007	2006
Current assets	$ 295,826	$ 294,247
Property, plant, and equipment, net	456,997	468,372
Other assets	38,767	36,495
Total Assets	$ 791,590	$ 799,114

Current liabilities	$ 151,797	$ 155,182
Long-term debt	159,823	160,287
Other liabilities	193,665	209,571
Stockholders’ equity	286,305	274,074
Total Liabilities and Stockholders’ Equity	$ 791,590	$ 799,114

Condensed Consolidated Statements	Six Months
of Cash Flow (unaudited)	Ended June 30,
	2007	2006
Net cash provided by operating activities	$ 12,461	$ 5,191

Cash flows from investing activities:
Capital expenditures	(13,132)	(11,779)
Proceeds from property, plant, and equipment disposals	4,089	3,205
Net cash used in investing activities	(9,043)	(8,574)

Cash flows from financing activities:
Net issuances of commercial paper	–	3,000
Payments under capital lease obligation and note payable	(114)	(115)
Dividends paid	(8,627)	(8,685)
Proceeds from stock option exercises	–	1,437
Excess tax benefits related to stock incentive plans	35	99
Payments for purchase of company stock	(1,733)	(3,244)
Net cash used in financing activities	(10,439)	(7,508)

Net decrease in cash & cash equivalents	$ (7,021)	$ (10,891)

Note 1.

Balance sheet amounts at June 30, 2007, are unaudited.  The December 31, 2006, amounts are derived from audited financial statements.

Note 2.

Effective January 1, 2007, we adopted Financial Accounting Standards Board (“FASB”) Staff Position No. AUG AIR-1, “Accounting for Planned Major Maintenance Activities.”  This FSP prohibits companies from recognizing planned major maintenance costs under the “accrue-in-advance” method that allowed the accrual of a liability over several reporting periods before the maintenance is performed.  We have adopted the direct expensing method, under which the costs of planned major maintenance activities are expensed in the period in which the costs are incurred.  The comparative financial statements for 2006 have been adjusted to apply the new method retrospectively, resulting in an increase in net earnings for the three months ended March 31, 2006, of $0.8 million, or $0.02 per basic and diluted share, an increase in net earnings of $0.1 million for the three months ended June 30, 2006, a decrease in net earnings of $0.3 million, or $0.01 per basic and diluted share for the three months ended September 30, 2006, and a decrease of $0.6 million, or $0.01 per basic and diluted share for the three months ended December 31, 2006.

Note 3.

On January 1, 2007, we adopted FASB Interpretation No. 48, “Accounting for Income Tax Uncertainties” (“FIN 48”).  FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not" to be sustained by the taxing authority.  The literature provides guidance on the derecognition, measurement and classification of income tax uncertainties, along with any related interest and penalties.  FIN 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of disclosures associated with any income tax uncertainties.  The adoption of FIN 48 did not have a significant impact on our financial statements.

Note 4.

Effective January 1, 2007, we reorganized the various subsidiaries which comprised our operating segments to align more closely with our operating structure.  Each segment is now organized as a single member limited liability company and operates as a direct subsidiary of Wausau Paper Corp.  The new structure allowed us to utilize state net operating loss and credit carryovers of certain subsidiaries for which full valuation allowances had been previously established due to the fact that separate state tax returns were filed under our previous structure.  In the first quarter of 2007, we recorded state income tax benefits of $12.0 million, or $0.24 per basic and diluted share, primarily as a result of the reversal of these valuation allowances.  In the second quarter of 2007, we recorded state income tax charges of $0.4 million, or $0.01 per basic and diluted share, as a result of the recognition of a change in our effective state tax rate from our previous tax structure to our single member limited liability company tax structure.

Note 5.

Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), using the modified prospective application transition method.  The modified prospective application transition method requires that as of the effective date, compensation cost related to share-based payment transactions is recognized as an operating expense in the statement of operations over the requisite service period of the grant based on the grant-date fair value of the award.  Under SFAS 123R, share-based payment awards that are settled in cash continue to be classified as a liability; however, rather than remeasuring the award at the intrinsic value each reporting period, the award is remeasured at its fair value each reporting period until final settlement.

The difference between the liability as previously computed (i.e., intrinsic value) and the fair value of the liability award on January 1, 2006, was $0.4 million net of any related tax effects ($0.7 million pretax), and was recorded as a cumulative effect of a change in accounting principle.

Note 6.

In July 2005, we announced plans to permanently close the sulfite pulp mill at our Brokaw, Wisconsin, facility.  The pulp mill was closed in November 2005 and the related long-lived assets were abandoned.  The cost of sales for the three and six months ended June 30, 2006, include pre-tax pulp mill closure charges of $0.1 million.  Restructuring expense for the three and six months ended June 30, 2006, reflect pre-tax charges of $0.1 million and $0.2 million, respectively, for other associated closure costs.  No charges to cost of sales or restructuring expense were incurred for the three and six months ended June 30, 2007.

Note 7.

Interim Segment Information

We have reclassified certain prior-year interim segment information to conform to the 2007 presentation.  The reclassifications are the result of a reporting change, effective January 1, 2007, in accordance with FASB FSP AUG AIR-1 (see Note 2), and as a result of restructuring the assets, operating results, and depreciation, depletion, and amortization of one facility from the Corporate and Unallocated segment to the Towel & Tissue segment (see Note 4).

Wausau Paper's operations are classified into three principal reportable segments: Specialty Products, Printing & Writing, and Towel & Tissue, each providing different products.  Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.

Specialty Products produces specialty papers at its manufacturing facilities in Rhinelander, Wisconsin; Mosinee, Wisconsin; and Jay, Maine.  Specialty Products also includes two converting facilities that produce laminated roll wrap and related specialty finishing and packaging products.  Printing & Writing produces a broad line of premium printing and writing grades at manufacturing facilities in Brokaw, Wisconsin; Groveton, New Hampshire; and Brainerd, Minnesota.  Printing & Writing also includes a converting facility that converts printing and writing grades.  Towel & Tissue produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the “away-from-home” market.  Towel & Tissue operates a paper mill in Middletown, Ohio and a converting facility in Harrodsburg, Kentucky.

Sales, operating profit, and asset information by segment is as follows:

(in thousands, except ton data)	June 30,	December 31,
	2007	2006
Segment assets (Note 1)
Specialty Products	$ 317,033	$ 319,387
Printing & Writing	243,244	243,362
Towel & Tissue	186,081	184,140
Corporate & Unallocated*	45,232	52,225
	$ 791,590	$ 799,114

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Net sales external customers (unaudited)
Specialty Products	$ 125,950	$ 111,937	$ 249,905	$ 233,429
Printing & Writing	114,159	112,033	220,073	211,351
Towel & Tissue	77,126	73,316	146,650	136,169
	$ 317,235	$ 297,286	$ 616,628	$ 580,949

Operating profit (loss) (unaudited)
Specialty Products	$ 2,195	$ 1,592	$ 4,868	$ 4,799
Printing & Writing	(2,316)	(3,392)	(4,108)	(10,238)
Towel & Tissue	11,341	11,372	21,034	20,553
Corporate & Eliminations	(593)	(886)	(3,883)	(3,930)
	$ 10,627	$ 8,686	$ 17,911	$ 11,184

Depreciation, depletion, and amortization (unaudited)
Specialty Products	$ 5,613	$ 5,696	$ 11,274	$ 11,739
Printing & Writing	2,993	3,108	6,064	6,186
Towel & Tissue	5,893	5,306	11,620	10,514
Corporate & Unallocated	159	236	321	465
	$ 14,658	$ 14,346	$ 29,279	$ 28,904

Tons sold (unaudited)
Specialty Products	100,310	94,720	200,229	197,007
Printing & Writing	93,745	93,311	179,846	176,942
Towel & Tissue	43,798	43,974	84,371	82,263
	237,853	232,005	464,446	456,212

*Segment assets do not include intersegment accounts receivable, cash, deferred tax assets, and certain other assets which are not identifiable with the segments.